AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of February 21, 2002 (the "Effective Date"), between FLAG Financial Corporation, a Georgia corporation ("FLAG"); FLAG Bank, a bank subsidiary of FLAG (the "Bank") (collectively, the "Employer"); and J. Daniel Speight, Jr., a resident of the State of Georgia (the "Employee").

                                    RECITALS:

         The Employer employs the Employee, respectively, as the Chief Executive Officer of FLAG and as President and Chief Executive Officer of the Bank under the terms of that certain Employment Agreement dated January 1, 2001 (the "Employment Agreement").

         The Employer and the Employee desire to amend and restate the Employment Agreement on the terms and conditions set forth herein.

         In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

         1.1 "Agreement" shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

         1.2 "Affiliate" shall mean any business entity which controls FLAG or is controlled by or is under common control with FLAG.

         1.3 "Area" shall mean the geographic area within the boundaries of Dooly, Troup and Upson Counties, Georgia. It is the express intent of the parties that the Area as defined herein is in the area where the Employee performs services on behalf of the Employer under this Agreement as of the Effective Date.

         1.4 "Average Monthly Compensation" shall mean the quotient determined
(a) by dividing the sum of the Employee's then current Base Salary (as defined in Section 4.1 hereof) and the greater of the most recently paid Incentive Compensation (as defined in Section 4.2(a) hereof) or the average of Incentive Compensation paid over the three most recent years (b) by twelve.

         1.5 "Bank" shall mean FLAG Bank or its successor(s).

         1.6 "Business of the Employer" shall mean the business conducted by the Employer, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

         1.7 "Cause" shall mean:

         1.7.1 With respect to termination by the Employer:

                           (a) A material breach of the terms of this Agreement
                  by the Employee, including, without limitation, failure by the Employee to perform the Employee's duties and responsibilities in the manner and to the extent required under this Agreement, which breach remains uncured after the expiration of thirty
                  (30) days following the delivery of written notice of such breach to the Employee by the Employer;

                           (b) Conduct by the Employee that (i) constitutes
                  fraud, dishonesty, gross malfeasance of duty or conduct grossly inappropriate to the Employee's office and (ii) is demonstrably likely to lead to material injury to the Employer or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Employee; provided, however, that such conduct shall not constitute "Cause" unless there shall have been delivered to the Employee a written notice setting forth with specificity the reasons that the Employer believes the Employee's conduct meets the standard set forth in this Section 1.7.1(b), the Employee shall have been provided with an opportunity to be heard in person by the Board of Directors of FLAG (with the assistance of counsel, if desired) and, in the event of any such hearing, the decision of the Employer is confirmed by a vote of the membership of the Board of Directors of FLAG as provided in Section 3.2.1;

                           (c) Conduct resulting in the conviction of the
                  Employee of a felony; or

                           (d) Conduct by the Employee that results in the
                  permanent removal of the Employee from his position as an officer or employee of FLAG or the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over FLAG or the Bank, as the case may be.

                  1.7.2    With respect to termination by the Employee:

                           (a) a material diminution in the powers,
                  responsibilities, duties or total compensation of the Employee hereunder by the Employer, which condition remains uncured after the expiration of thirty (30) days following the delivery of written notice of such condition to the Employer by the Employee;

                           (b) the failure of the Board of Directors of FLAG to
                  maintain the Employee's appointment to the office of its President; the failure of the Board of Directors of the Bank to maintain the Employee's appointment to the office of its Chairman; or the failure of the shareholders of FLAG to elect Employee as a director of FLAG or the Bank to elect Employee as a director of the Bank; or

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

                           (c) a material breach of the terms of this Agreement
                  by the Employer, which breach remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Employee.

         1.8 "Change in Control" means any one of the following events occurring after the Effective Date:

                  (a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of FLAG, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote more than twenty-five percent (25%) of any class of voting securities of FLAG or such other transaction as may be described under 12 C.F.R. Section 225.41(c) or any successor thereto;

                  (b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of FLAG immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

                  (c) the approval by the stockholders of FLAG of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of FLAG immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

                  (d) the sale, transfer or assignment of all or substantially all of the assets of FLAG and its subsidiaries to any third party.

         1.9 "Confidential Information" means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:

                  (a) all items of information that could be classified as a trade secret pursuant to Georgia law;

                  (b) the names, addresses and banking requirements of the customers of the Bank and the nature and amount of business done with such customers;

                  (c) the names and addresses of employees and other business contacts of the Bank;

                  (d) the particular names, methods and procedures utilized by FLAG and the Bank in the conduct and advertising of their business;

                  (e) application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of FLAG and the Bank; and

                  (f) marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Bank's manner of doing business.

Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

         1.10 "Employer Information" means Confidential Information and Trade Secrets.

         1.11 "Permanent Disability" shall mean a condition for which benefits would be payable under any long-term disability coverage (without regard to the application of any elimination period requirement) then provided to the Employee by the Bank or, if no such coverage is then being provided, the inability of the Employee to perform the material aspects of the Employee's duties under this Agreement for a period of at least one hundred eighty (180) consecutive days as certified by a physician chosen by the Employee and reasonably acceptable to the Employer.

         1.12 "Term" shall mean that period of time commencing on the Effective Date and running until (a) the close of business on the last business day immediately preceding the third (3rd) anniversary of the thirtieth (30th) day following the date any notice of non-renewal of this Agreement is received or
(b) any earlier termination of employment of the Employee under this Agreement as provided for in Section 3.

         1.13 "Trade Secrets" means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.  Duties.
-----------

         2.1 The Employee is employed as the President of FLAG and the Chairman of the Bank, subject to the direction of the Chief Executive Officer and the Board of Directors of FLAG and the Bank, respectively, or their designee(s). The Employee shall perform and discharge well and faithfully the authority, duties and responsibilities which may be assigned to the Employee from time to time by the Board of Directors of the Employer in connection with the conduct of the Business of the Employer; provided, however, that, in making its assignments, the Board of Directors of the Employer shall assign only such authority, duties and responsibilities assigned to the Employee from time to time as are, in the aggregate, consistent with the duties and responsibilities as would be customarily assigned to a person occupying the positions held by the Employee pursuant to the terms of this Agreement, including, but not limited to, those set forth on Exhibit A attached hereto.

         2.2 In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall:

                  (a) devote substantially all of the Employee's time, energy and skill during regular business hours to the performance of the duties of the Employee's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

                  (b) diligently follow and implement all management policies and decisions communicated to the Employee by the Chief Executive Officer and the Board of Directors of the Employer which are consistent with this Agreement; and

                  (c) timely prepare and forward to the Board of Directors of the Employer all reports and accounting as may be requested of the Employee.

         2.3 The Employee shall devote the Employee's entire business time, attention and energies to the Business of the Employer and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from

                  (a) investing the Employee's personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee's participation is solely that of an investor,

                  (b) purchasing securities or other interests in any entity provided that such purchase shall not result in the Employee's collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

                  (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of FLAG approves of such activities prior to the Employee's engaging in them.

         Notwithstanding anything to the contrary in this Section 2.3, the Employee may serve on the boards of directors of Regan Holding Corporation, Nuestra Tarjeta and Intercept Switch, Inc.

3.  Term and Termination.
    --------------------

         3.1 Term. This Agreement shall remain in effect for the Term. While this Agreement remains in effect, it shall automatically renew each day after the Effective Date such that the Term remains a three-year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third (3rd) anniversary of the thirtieth (30th) day following the date such written notice is received.

         3.2 Termination. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

                  3.2.1    By the Employer:

                           (a) For Cause, following approval of such action by
                  at least seventy-five (75%) of the membership of the Board of Directors of FLAG and only after providing Employee with at least thirty (30) days' written notice, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination; or

                           (b) Without Cause at any time, provided that the
                  Employer shall give the Employee sixty (60) days' prior written notice of its intent to terminate, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3 below.

                  3.2.2    By the Employee:

                           (a) For Cause, with no prior notice except as
                  provided in Section 1.7.2, in which event the Employer shall be required to meet its obligations to the Employee under
                  Section 3.3 below; or

                           (b) Without Cause, provided that the Employee shall
                  give the Employer sixty (60) days' prior written notice of the Employee's intent to terminate, in which event the Employer shall have no further obligation to the Employee except for payment of any amounts earned and unpaid as of the effective date of the termination.

                  3.2.3 By the Employee within the period commencing three (3) months prior to and ending twelve (12) months after a Change in Control of the Employer (the "Election Period"), provided that the Employee shall give thirty (30) days' written notice prior to the end of the Election Period to the Employer of the Employee's intention to terminate this Agreement, in which event the Employer shall be required to meet its obligations to the Employee under Section 3.3 below.

                  3.2.4 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of the termination.

                  3.2.5 Notwithstanding anything in this Agreement to the contrary, the Term shall expire automatically upon the Employee's death or Permanent Disability, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid as of the effective date of termination and, if the reason for termination is the Employee's Permanent Disability, the Employer shall pay to the Employee as liquidated damages an amount equal to Average Monthly Compensation for each full month following such termination until the earlier of the month prior to the month for which the Employee's long-term disability benefits become payable or six (6) full months commencing with the month following the month in which the date of termination occurs.

         3.3 Termination Payments. In the event the Employee's employment is terminated under this Agreement prior to the expiration of the Term pursuant
Section 3.2.1(b), Section 3.2.2(a) or Section 3.2.3, the Employer shall pay to the Employee as severance pay and liquidated damages a lump sum amount equal to the product of (a) Average Monthly Compensation multiplied by (b) the number of months (including partial months) from the effective date of the termination through the then unexpired portion of the Term or, if greater, twelve. In addition, from the effective date of the termination through the then unexpired portion of the Term (or, if greater, for a period of twelve months following the effective date of the termination (the "Severance Period"), the Employer shall pay an amount equal to what would be the Employee's cost of COBRA health continuation coverage for the Employee and eligible dependents for the greater of the Severance Period or the period during which the Employee and those eligible dependents are entitled to COBRA health continuation coverage from the Employer. In the event the Employee's employment is terminated pursuant to
Section 3.2.3, in addition to the termination payments described in this paragraph, the Employer shall continue to provide the Employee with the benefit described in Section 4.9 hereof for the Severance Period.

         Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which the Employee has the right to receive from the Employer (the "Total Payments") would constitute a "parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the "Code"), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Code that would be payable by the Employee (the "Excise Taxes")) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the "Reduced

Payments"), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

4. Compensation. The Employee shall receive the following salary and benefits during the Term:

         4.1 Base Salary. The Employee shall be compensated at a base rate of Two Hundred Fifty Thousand Dollars ($250,000) per year, which may be increased from time to time in accordance with the immediately succeeding sentence ("Base Salary"). The Employee's salary shall be reviewed by the Board of Directors of the Employer annually, and the Employee shall be entitled to receive annually an increase in such amount, if any, as may be determined by the Board of Directors of the Employer based upon the performance of the Employer and its compliance with regulatory standards. Such salary shall be payable in accordance with the Employer's normal payroll practices.

                  4.2      Incentive Compensation.
                           ----------------------

                  (a) The Employee shall be eligible for an annual bonus in an amount up to fifty percent (50%) of the Employee's Base Salary pursuant to any bonus, incentive or other executive compensation programs as are made available to senior management of FLAG and the Bank from time to time (the "Incentive Compensation").

                  (b) As of the Effective Date, the Employee shall be entitled to receive a one-time bonus payment equal to $350,000 which shall be payable to the Employee in a lump-sum cash payment on the Effective Date or as soon as practicable thereafter.

         4.3 Stock Options. FLAG may grant to the Employee stock options from time to time commensurate with the Employee's position. Any such options shall be reflected by a separate written award.

         4.4 Benefits. The Employee shall be entitled to such benefits as may be available from time to time for senior executives of the Employer similarly situated to the Employee. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health and life insurance benefits and such other benefits as the Employer deems appropriate.

         4.5 Disability Insurance. The Employer shall provide the Employee with amounts, as additional compensation, as and when necessary, to allow the Employee to pay the premiums that become due under the personal disability insurance policy currently owned by the Employee.

         4.6 Deferred Compensation and Split Dollar Program. The Employee shall be entitled to participate in the deferred compensation program as proposed by Roger Hauge of Benmark to the Compensation Committee of the Board of Directors of FLAG. Such program shall have the objective of providing benefits to Employee that are no less favorable than originally intended by the split dollar agreement currently in effect between the Employer and Employee and the parties agree to such modifications to such split dollar agreement as may be necessary or desirable in connection with, or subsequent to, the implementation of the deferred compensation program.

         4.7 Automobile. On the Effective Date or as soon as practicable thereafter, the Employer shall transfer to the Employee title to the automobile currently made available to the Employee for his use. The Employee acknowledges that the value of the automobile at the time of transfer will constitute imputed income to the Employee.

         4.8 Condominium. The Employee shall be entitled to purchase from FLAG, pursuant to the existing agreement between the Employee and the Employer, its right, title and interest in and to the real property known as 401 Fairway Villa, Sea Palms, St. Simons, Georgia, together with any and all improvements and fixtures and appurtenant undivided interests in any common areas (the "Property"). The purchase price for the Property will be equal to the book value of the Property as reflected on the books and records of FLAG on February 20, 2002.

         4.9 Apartment. During the Term, the Employer will pay the rent and utility expenses associated with a two-bedroom apartment in the Buckhead area of Atlanta, Georgia for the Employee. The rental expenses paid by the Employer for such apartment shall not exceed $2,500 per month.

         4.10 Dividends. In the event that FLAG reduces or eliminates dividends on its outstanding shares of common stock during any fiscal quarter falling completely within the Term, the Employer shall pay to the Employee an amount equal to $9,000 less the amount of any dividends actually received by the Employee for each such fiscal quarter. In the event that the Employee reduces his ownership of shares of FLAG common stock that the Employee owns as of the Effective Date through a sale or other disposition of shares, any quarterly payment to the Employee pursuant to this Section shall be reduced. The reduced payment shall be an amount equal to the product of $9,000 multiplied by a fraction, the numerator of which is the number of shares owned by the Employee as of the last day of the fiscal quarter for which payment is due, and the denominator of which is the number of shares owned by the Employee as of the Effective Date.

         4.11 Business Expenses. The Employer shall reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in performance of the Employee's duties hereunder; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

         4.12 Professional Associations. The Employee shall be entitled to attend such courses, conferences and seminars of his selection at the Employer's expense, provided that the Employer shall only be required to cover reasonable expenses associated with the Employee's attendance at such courses, conferences and seminars that are incurred consistent with the Employer's budget operating plan and policies then in effect.

         4.13 Worksite Location. The Employee shall maintain an office in the Employer's Atlanta, Georgia and Vienna, Georgia locations. The Employee shall be required to be present in the Atlanta location on a regular basis (except for time spent on business-related travel). In the event the Employee is required to relinquish his office on the premises of the Employer's Vienna location, the Employer shall transfer to the Employee at no cost ownership of the furniture currently used in his office on the premises of the Vienna location.

         4.14 Vacation. On a non-cumulative basis the Employee shall be entitled to a minimum of four (4) weeks of vacation annually, during which the Employee's compensation shall be paid in full.

         4.15 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, FICA and other withholding requirements.

5.  Employer Information.
    --------------------

         5.1 Ownership of Information. All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

         5.2 Obligations of the Employee. The Employee agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of twelve (12) months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. ss.ss. 10-1-760-10-1-767, with respect to Trade Secrets.

         5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of the Employee's employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to FLAG or the Bank, including without limitation all Employer Information then in the Employee's possession or control.

6. Non-Competition. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination other than by the Employer without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by the Employee pursuant to Section 3.2.3, for a period of twelve (12) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. Non-Solicitation of Customers. The Employee agrees that during the Employee's employment by the Employer hereunder and, in the event of Employee's termination other than by the Employer without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.2(a), or by the Employee pursuant to
Section 3.2.3, for a period of twelve (12) months thereafter, the Employee will not (except on behalf of or with the prior written consent of the Employer), on the Employee's own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Bank's customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee's employment, for purposes of providing products or services that are competitive with those provided by the Bank.

8. Non-Solicitation of Employees. The Employee agrees that during the Employee's employment by the Employer hereunder and, in the event of the Employee's termination other than by the Employer without Cause pursuant to Section 3.2.1(b), by the Employee for Cause pursuant to Section 3.2.3(a), or by the Employee pursuant to Section 3.2.3, for a period of twelve (12) months thereafter, the Employee will not on the Employee's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of FLAG or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of FLAG or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. Remedies. The Employee agrees that the covenants contained in Sections 5 through 8 hereof are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative. In addition, in the event the Employee fails to comply with any of the covenants contained in Section 5 hereof and such failure shall not be cured to the reasonable satisfaction of the Employer within thirty (30) days after receipt of written notice thereof from the Employer, the Employer shall thereupon be relieved of liability for all obligations then remaining under
Section 3.3 hereof.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. No Set-Off by the Employee. The existence of any claim, demand, action or cause of action by the Employee against FLAG, or any Affiliate of FLAG, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                  (a)      If to the Employer, to the Employer at:

                           FLAG Financial Corporation
                           Attention: Joe Evans
                           Suite 550
                           3475 Piedmont Road, NE
                           Atlanta, Georgia  30305

                  (b)      If to the Employee, to the Employee at:

                           J. Daniel Speight, Jr.
                           1855 Liberty Church Road
                           Pinehurst, Georgia  31070

13. Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto; provided, however, that this Agreement shall be assumed by and shall be binding upon any successor to the Employer.

14. Waiver. A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. Arbitration. Except for any claim for injunctive relief, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Employer and the Employee agree that they will seek to enforce any arbitration award in the Superior Court of Fulton County. The decision of the arbitration panel shall be final and binding upon the parties and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction. The Employer and the Employee agree to share equally the fees and expenses associated with the arbitration proceedings.

16. Attorneys' Fees. With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award, each party shall pay its own fees, costs and expenses; provided, however, the Employer shall advance to the Employee reasonable fees, costs and expenses incurred by the Employee in preparing for and in initiating or defending against any proceeding or suit brought to enforce rights or obligations set forth in this Agreement. Such advances shall be made within thirty (30) days after receiving copies of invoices presented by the Employee for such fees, costs and expenses. The Employee shall have the obligation to reimburse the Employer within sixty (60) days following the final disposition of the matter (including appeals) to the full extent of the aggregate advances unless the panel of arbitrators or court, as the case may be, has ruled in favor of the Employee on the merits of the substantive issues in dispute.

17. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia. The parties agree that the Superior Court of Fulton County, Georgia, shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18. Interpretation. Words importing any gender includes all genders. Words importing the singular form shall include the plural, and vice versa. The terms "herein," "hereunder," "hereby, "hereto, "hereof" and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated; provided, however, that this Agreement shall not alter, limit or otherwise impair the Employee's rights under his existing defined contribution index retirement plan implemented by Citizens Bank, the

Employee's personal disability policy or under any tax-qualified retirement plan in which the Employee is or may become a participant.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the Employer pursuant to Sections 3.2.5 and 3.3 and the obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

         IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement in accordance with the provisions hereof.

                                            FLAG FINANCIAL CORPORATION

                                            /s/ Joseph W. Evans
                                            ---------------------------

                                            Print Name: Joseph W. Evans
                                                        ---------------

                                            Date:     February 21, 2002
                                                      -----------------
ATTEST:

/s/ Charles O. Hinely
---------------------

Date:    February 21, 2002
         -----------------

                                            FLAG BANK

                                             /s/ J. Thomas Wiley, Jr.
                                            ---------------------------

                                            Print Name:  J. Thomas Wiley, Jr.
                                                         -------------------

                                            Date:     February 21, 2002
                                                      -----------------
ATTEST:

/s/ Charles O. Hinely
  ---------------------

Date:    February 21, 2002
         -----------------

                                                     /s/ J. Daniel Speight, Jr.
                                                     --------------------------
                                                     J. Daniel Speight, Jr.

                                    Exhibit A

                             Duties of the Employee

     o Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels.

     o Work with the Board of Directors of the Employer to develop a long-term strategy for the Employer that creates shareholder value.

     o Use best efforts to achieve the Employer's financial and operating goals and objectives.

     o    Perform such duties as are required by laws and regulations.

     o Report to the Chief Executive Officer and the Executive Committee of the Board of Directors of the Employer.

     o Serve on the Loan Committee of the Board of Directors of FLAG and the Bank.

     o    Assist with strategic planning and merger and acquisition activities.

     o    Identify non-traditional opportunities on behalf of the Employer.

     o    Maintain relations with other banks and peers.